Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2017, relating to the financial statements of AquaBounty Technologies, Inc., appearing in the Annual Report on Form 10-K of AquaBounty Technologies, Inc. for the year ended December 31, 2016.
/s/ Wolf & Company, P.C.
Boston, Massachusetts
April 14, 2017